Exhibit 99.1

         Nanogen and Transgenomic Enter Into Distribution Agreement

 Transgenomic to Market Complementary Genetic Analysis Platforms From Both
                                 Companies

   SAN DIEGO and OMAHA, Neb., Jan. 15 /PRNewswire-FirstCall/ -- Nanogen Inc. (Nasdaq: NGEN) and Transgenomic Inc. (Nasdaq: TBIO) today announced that they have entered into an agreement allowing Transgenomic to distribute Nanogen's NanoChip(R) Molecular Biology Workstation in selected Western European countries. Transgenomic's European marketing and sales organization will market, sell and service the instrument. The NanoChip Workstation is an automated, open-architecture instrument that facilitates routine detection of known genetic variation, complementing the Transgenomic WAVE(R) System's ability to scan for unknown genetic variation.

   Collin D'Silva, Transgenomic's CEO, points out that Transgenomic has a large, well-established European customer base. According to D'Silva, "This agreement is part of a strategy of providing total complementary solutions for the genetic research and clinical laboratory markets in Europe. We foresee significant synergy from the addition of the Nanogen platform to our well-established European marketing efforts."

   Howard Birndorf, Nanogen's CEO, views the agreement as an opportunity for Nanogen to expand its market penetration in a highly efficient manner. Birndorf notes that, "Transgenomic has a reputation amongst its European customer base for providing superior service and support." He concluded, "By leveraging Transgenomic's existing resources and expertise, we achieve immediate coverage of the western European market, which we feel represents a significant revenue opportunity."

   The quest by researchers to associate genetic variation with clinical observations and outcomes potentially requires multiple technologies, depending on the specific situation. Transgenomic's WAVE System offers an accurate and cost-effective solution when it is necessary to scan for all possible genetic variation, known or unknown. In addition, WAVE technology has proven highly effective in detecting low-abundance genetic variation, such as somatic mutations that may arise during the course of cancer progression or in the development of drug resistance. Nanogen's NanoChip Molecular Biology Workstation is an extremely flexible platform that facilitates routine detection of known genetic sequences, such as detection of SNPs and short tandem repeats (STRs) using the NanoChip(R) Electronic Microarray. The unique, open-architecture design permits researchers to define, select and build their own test panels, or select from Nanogen-developed analyte specific reagents designed to detect mutations associated with various diseases.

   About Transgenomic

   Transgenomic provides versatile and innovative research tools and related consumable products to the life sciences industry for the synthesis, separation, analysis and purification of nucleic acids and a wide variety of nucleic acid-based specialty chemicals. Transgenomic's biosystems segment offers its WAVE Systems and associated consumables. These systems are specifically designed for use in genetic variation detection and single- and double-strand DNA/RNA analysis and purification. These systems have broad applicability to genetic research and molecular diagnostics. To date there have been approximately one thousand systems installed in over 30 countries around the world.

   Through its nucleic acids business segment, Transgenomic provides specialty chemicals, including advanced nucleic acid building blocks and associated reagents used in applications such as genetic diagnostics and therapeutics. Manufacturing operations include a cGMP facility for the synthesis of oligonucleotides.

   For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com .

   Transgenomic Cautionary Statements

   Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to the increased revenue opportunities resulting from distributing Nanogen's instrument. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

   About Nanogen

   Nanogen Inc. develops and commercializes molecular diagnostic products for the gene-based testing market. The Company seeks to establish the NanoChip Molecular Biology Workstation and NanoChip Cartridge as the standard platform for the detection of genetic mutations and is also developing its technology for forensic and biowarfare applications. Nanogen offers Analyte Specific Reagents and related products to research laboratories and clinical reference labs for the detection of genetic mutations associated with a variety of diseases, including cystic fibrosis, Alzheimer's disease, hereditary hemochromatosis, cardiovascular disease, beta thalassemia and Canavan disease. The unique, open-architecture design of its NanoChip System provides laboratories with a flexible platform to develop and validate tests to quickly, accurately, and cost effectively detect mutations associated with the diagnoses, prediction, screening, treatment and monitoring of diseases. The NanoChip System is intended for laboratory use only. For additional information please visit Nanogen's website at www.nanogen.com .

   Nanogen Cautionary Statements

   This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether the Company's NanoChip System can be successfully further commercialized, whether the agreement with Transgenomic will increase sales of the Company's products in Europe, whether ASRs currently sold by the Company will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip System, and other risks and uncertainties discussed under the caption, "Factors That May Affect Results" and elsewhere in the Company's Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.

SOURCE  Transgenomic Inc.
   -0-                             01/15/2004
   /CONTACT: Investors, Mitchell L. Murphy, +1-402-452-5418, mmurphy@transgenomic.com , or Robert J. Pogulis, Ph.D., +1-845-782-9617, rpogulis@transgenomic.com , both of Transgenomic Inc.; or David Ludvigson of Nanogen Inc., +1-858-410-4600, dludvigson@nanogen.com , or Pam Lord of Atkins + Associates, +1-858-527-3494, plord@irpr.com /
   /Web site:  http://www.transgenomic.com /
   (TBIO NGEN)

CO:  Transgenomic Inc.; Nanogen Inc.
ST:  California, Nebraska
IN:  CPR MTC BIO
SU:  JVN LIC